                             AMENDED AND RESTATED
                                CODE OF ETHICS
                                    OF THE
                  OPPENHEIMER FUNDS, OPPENHEIMERFUNDS, INC.
                   (including affiliates and subsidiaries)
                                     and
                      OPPENHEIMERFUNDS DISTRIBUTOR, INC.

                          Dated as of March 31, 2006

1.    Introduction and Purpose of the Code of Ethics.

      As an investment management firm, OppenheimerFunds, Inc., its affiliates and subsidiaries (collectively defined below as "OFI"), owe a fiduciary responsibility to our clients, including the Oppenheimer funds.
Accordingly, OFI and every Employee of OFI owe those clients a duty of undivided loyalty.  Our clients entrust us with their financial well-being and expect us to act in their best interests at all times.  OFI seeks to maintain a reputation for fair dealing, honesty, candor, objectivity and unbending integrity by conducting our business on a set of shared values and principles of trust.

      This Code of Ethics ("Code") establishes standards of conduct expected of all Employees and addresses conflicts that arise from Employees' personal trading and other activities.  Every Employee of OFI is expected to fully understand and adhere to the policies and procedures set forth in this Code.
As each Employee must be aware, we work in a highly regulated industry and are governed by an ever-increasing body of federal, state, and international laws and numerous rules and regulations which, if not observed, can subject
OFI and/or its Employees to regulatory sanctions.

      The investment companies for which OFI or Centennial Asset Management
Corporation ("CAMC") acts as investment adviser (collectively referred to as the "Oppenheimer Funds"); (ii) OFI, CAMC, OFI's other subsidiaries or directly controlled affiliates that are registered investment advisers(1);
and (iii) OppenheimerFunds Distributor, Inc. ("OFDI"), the principal underwriter of the Oppenheimer Funds (hereinafter, these entities are collectively referred to as "OFI"), have adopted this Code of Ethics ("Code")
in compliance with Rule 17j-1 under the Investment Company Act of 1940, as amended ("1940 Act"), or Rule 204A-1 under the Investment Advisers Act of
1940, as amended ("Advisers Act").

      The Code is designed to establish procedures for the detection and prevention of activities by which persons having knowledge of the holdings, recommended investments and investment intentions of the Oppenheimer Funds, other investment companies and other clients for which OFI acts as adviser or sub-adviser (collectively, "Advisory Clients") may abuse their fiduciary duties, and otherwise to deal with the type of conflict of interest situations addressed by Rule 17j-1 and Rule 204A-1.

      Although the Code is intended to provide each Employee with guidance and certainty as to whether or not certain actions or practices are permissible, it does not cover every issue an Employee may face.  In this regard, OFI also maintains other compliance-oriented policies and procedures
(including among others, a Code of Conduct, a Gift Policy, a Policy to Detect and Prevent Insider Trading and a Policy Governing Dissemination of Fund
Portfolio Holdings) that may be directly applicable to an Employee's specific responsibilities and duties.  (Those other policies and this Code are available to all OFI employees through OFI's internal employee website
(OPnet).)  Nevertheless, this Code should be viewed as a guide for each
Employee and OFI with respect to how we jointly must conduct our business to live up to our guiding tenet that the interests of our clients and customers must always come first.

      If you have any questions about this Code, you should discuss them with the Code Administrator as soon as possible to ensure that you remain in compliance with the Code at all times.  In the event that any provision of this Code conflicts with any other OFI policy or procedure, the provisions of this Code shall apply.  Please understand that you are expected to adhere to all company policies at all times.

      All OFI Employees are expected to read the Code carefully and observe and adhere to its guidance at all times.  All OFI Employees have an obligation to provide notice to the Code Administrator on a timely basis if there is a change to their duties, responsibilities or title which affects their reporting status under this Code.

2.    Statement of General Principles.  In general, every Employee must observe the following fiduciary principles with respect to his or her personal investment activities:

            (a)   At all times,  each  Employee  must place the  interests  of
      Advisory Clients first;

            (b)   All personal  securities  transactions of each Employee must be conducted  consistent with this Code and in such a manner as to avoid any  actual  or  potential  conflict  of  interest  or any  abuse of the
      Employee's position of trust and responsibility; and

            (c)   No Employee should take inappropriate advantage of his or
      her position at OFI.

3.    Standards of Business Conduct

      Although the reporting requirements in Section 11 of this Code apply to all Employees, the specific trading and pre-approval provisions in sections 9 and 10 are concerned primarily with those investment activities of an "Access
Person" and an "Investment Person" (as defined in Section 4) who may benefit from or interfere with the purchase or sale of portfolio securities by
Advisory Clients.  However, all Employees are prohibited from using information concerning the investment intentions of Advisory Clients for personal gain or in a manner detrimental to the interests of any Advisory
Client.  In this regard, each Employee also should refer to the separate Code of Conduct which governs certain other activities of Employees.  In addition to this Code and the separate Code of Conduct, all Employees must comply with the following general standards of business conduct.

            (a)   Compliance with Laws and Regulations.  All Employees must
comply with all federal, state and local laws, rules and regulations applicable to the business or operations of OFI, including, but not limited to, the federal securities laws.(2)  In particular, Employees (including all
Access Persons) are not permitted, in connection with the purchase or sale, directly or indirectly, of a Security Held or to Be Acquired by an Advisory
Client, to:

(i)   employ any device, scheme or artifice to defraud such Advisory Client;

(ii)  make to such Advisory Client any untrue statement of a material fact or omit to state to such Advisory Client a material fact necessary in order to make the statements made, in light of the
            circumstances under which they are made, not misleading;

(iii) engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any such Advisory Client;
            or

(iv)  engage in any manipulative practice with respect to such Advisory
            Client.

            (b)   Conflicts of Interest.  As a fiduciary, OFI has an
affirmative duty of care, loyalty, honesty, and good faith to act in the best interests of its clients. Compliance with this duty can be achieved by trying to avoid conflicts of interest and by fully disclosing all material facts concerning any conflict that does arise with respect to any client.  All
Employees must try to avoid situations that have even the appearance of conflict or impropriety.  (See also the section titled "Conflicts of
Interests" in the separate Code of Conduct.)

            (c)   Conflicts Among Client Interests.  Conflicts of interest
may arise when OFI or its Employees have reason to favor the interests of one client over another client (e.g., larger accounts over smaller accounts, accounts compensated by performance fees over accounts not so compensated, accounts in which Employees have made material personal investments, accounts of close friends or relatives of Employees).  Such inappropriate favoritism of one client over another client would constitute a breach of fiduciary duty and is expressly prohibited.  (See also the section titled "Conflicts of
Interests" in the separate Code of Conduct.)

            (d)   Competing with Client Trades. All Employees are prohibited from using knowledge about pending or currently considered securities transactions for clients to profit personally, directly or indirectly, as a result of such transactions, including by purchasing or selling such securities.  This means that no Employee may purchase or sell a security for his or her personal account with actual knowledge that an order to buy or sell the same security has been made for an Advisory Client or is being considered for an Advisory Client until such information is made publicly available.  Conflicts raised by personal securities transactions also are addressed more specifically in Sections 7-10 of this Code.

            (e)   Confidentiality of Advisory Client Transactions.  Until
disclosed in a public report to shareholders or to the SEC in the normal course, all information concerning Securities "Being Considered for Purchase or Sale" by any Advisory Client shall be kept confidential by all Employees and disclosed by them only on a need to know basis in accordance with Policy
Governing Dissemination of Fund Portfolio Holdings or any other related policies adopted by OFI from time to time.  (See also the section titled
"Confidentiality" in the Code of Conduct.)

            (f)   Disclosure of Oppenheimer Funds Portfolio Holdings.  Until
publicly disclosed, an Oppenheimer Fund's portfolio holdings are proprietary, confidential business information.  All Employees are subject to OFI's and the Funds' separate "Policy Governing Dissemination of Fund Portfolio
Holdings" which sets forth the conditions under which an Employee may disclose information about an Oppenheimer Fund's portfolio holdings.  In general, the policy is designed to assure that information about portfolio holdings is distributed in a manner that conforms to applicable laws and regulations and to prevent that information from being used in a manner that could negatively affect a fund's investment program or otherwise enable third parties to use that information in a manner that is not in the best interests of a Fund.  Generally, any non-public portfolio holding information may only be distributed pursuant to a confidentiality agreement approved by OFI's
Legal Department.

            (g)   Insider Trading.  All Employees are subject to OFI's
separate insider trading policies and procedures which are considered an integral part of this Code.  In general, all Employees are prohibited from trading, either personally or on behalf of others, while in possession of material, nonpublic information. Employees are also prohibited from communicating material nonpublic information to others in violation of the law.

            (h)   Personal Securities Transactions. All Employees must
strictly comply with OFI's policies and procedures regarding personal securities transactions.  As explained in further detail throughout this
Code, the Code sets forth the certain standards for personal trading by persons subject to its provisions.  For example, no Employee may purchase or sell a security for his or her personal account with actual knowledge that an order to buy or sell the same security has been made for an Advisory Client or is being considered for an Advisory Client until such information is made publicly available.  In general, persons who may have greater access to investment and trading information (i.e., Access Persons and Investment
Persons) are subject to greater restrictions on their trading. (See also the section titled "Personal Investing" in the Code of Conduct.)

4.    Definitions - As used herein:

      "Advisory Client" means any Oppenheimer Fund, other investment company or other client for which OFI act as adviser or sub-adviser.

      "Access Person" means any officer, director, general partner,
Investment Person, trustee or certain other Employees (as described immediately below) of: OFI, OFDI, CAMC, OFI Institutional Asset Management,
Inc.; HarbourView Asset Management Corporation, Trinity Investment Management
Corporation; OFI Private Investments, Inc., Oppenheimer Real Asset
Management, Inc., any of the Oppenheimer Funds, any other entity adopting this Code; or any persons directly controlled by OFI who directly or indirectly control (as defined in the 1940 Act) the activities of such persons.

      An Access Person also means any natural person in a control (as defined in the 1940 Act) relationship to any Oppenheimer Fund or OFI (or any company in a control relationship to an Oppenheimer Fund or OFI) who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of Securities by the Fund.

      Notwithstanding the definitions above, for purposes of the reporting requirements under Section 11 and the certification requirements under
Section 12 of this Code, an "Independent Director" (or a non-independent director who is not otherwise an employee of OFI or an Access Person) of an
Oppenheimer Fund is not considered an Access Person.

      An Employee also is an Access Person if:

(i)   in connection with his or her regular functions or duties, that
            Employee makes, participates, in or obtains information
            regarding, the purchase or sale of a Security by an Advisory
            Client, or whose functions relate to the making of any
            recommendations with respect to such purchases or sales.

(ii)  the Employee has access to timely information relating to investment management activities, research and/or client portfolio holdings and those who in the course of their employment regularly receive access to trading activity of Advisory Clients; or

(iii) the Employee has been notified in writing by the Code Administrator (or a designee) that the Employee has been designated as an Access
            Persons by the Code Administrator by virtue of the nature of the
            Employee's duties and functions.

      "Beneficial Interest" means any economic interest, such as the right to share in gains or losses.  This would also include any interest by which an
Access Person, or any Family Member living in the same household as the
Access Person, can directly or indirectly derive a monetary benefit from the purchase, sale or ownership of a Security.

      For purposes of this definition and the Code, "Family Member" shall include: grandparents, parents, mother-in-law or father-in-law; husband, wife or domestic partner (whether registered or unregistered under applicable law); brother, sister, brother-in-law, sister-in-law, son-in-law or daughter-in-law; children (including step and adoptive relationships); and
grandchildren.  In a situation in which the status of a "Family Member" is in question, such person shall be presumed to be a "Family Member" for purposes of this Code.  It is the Employee's burden to affirmatively prove to the Code
Administrator that the other person at issue is not a "Family Member" within this definition.

      "CAMC" means Centennial Asset Management Corporation.

      "Code Administrator" is the person appointed by OFI as responsible for the day-to-day administration of the Code.

      "Code of Conduct" is a separate set of guidelines that defines the standards to which all Employees of OFI and its subsidiaries and affiliates are expected to adhere during the course of their employment with, and when conducting business on behalf of, OFI.

      "Code of Ethics Oversight Committee" is the committee of senior officers of OFI  having the responsibilities described in sections 14 and 15 of this Code.  The membership of the Code of Ethics Oversight Committee shall consist of the: General Counsel of OFI, Chief Investment Officer of OFI and
Chief Compliance Officer of OFI and/or the Oppenheimer Funds, or their designees.

      "Employee" means any person deemed to be an employee or "supervised person" of OFI for purposes of the Advisers Act.

      "Independent Director" means any director or trustee of an Oppenheimer
Fund who is not an "interested person" (as that term is defined by Section
2(a)(19) of the 1940 Act) of the Fund.  Notwithstanding the definition of an
Access Person above, for purposes of this Code, an Independent Director is not considered an Access Person.

      "Initial Public Offering" means an offering of securities registered under the Securities Act of 1933, as amended ("1933 Act"), the issuer of which immediately before the registration was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

      "Investment Person" means an Access Person who is (1) a Portfolio
Manager, (2) a securities analyst or trader who provides information and advice to a Portfolio Manager or who helps execute a Portfolio Manager's decisions, (3) any other person who, in connection with his or her duties, makes or participates in making recommendations regarding an Advisory
Client's purchase or sale of securities, (4) any Employee who works directly with a Portfolio Manager or in the same department as the Portfolio Manager or (5) any natural person in a control relationship to an Oppenheimer Fund or
OFI who obtains information concerning recommendations made to the
Oppenheimer Fund with regard to the purchase or sale of Securities by the
Oppenheimer Fund.

      In addition to the above definitions, an Employee is an "Investment
Person" if the Employee has been notified in writing by the Code
Administrator (or a designee) that the Employee has been designated as an
"Investment Person" by the Code Administrator by virtue of the nature of the
Employee's duties and functions.

      "OFI" means any Oppenheimer Fund, Oppenheimer Funds, Inc., Centennial
Asset Management Corporation ("CAMC"), OFI's other subsidiaries or directly controlled affiliates that are registered investment advisers, including OFI
Institutional Asset Management, Inc.; HarbourView Asset Management
Corporation, Trinity Investment Management Corporation; OFI Private
Investments, Inc. Tremont Capital Management, Inc., Oppenheimer Real Asset
Management, Inc.,  and OppenheimerFunds, Distributor, Inc.

      "Oppenheimer Fund" means any investment company registered under the
1940 Act for which OFI or CAMC serves as the investment adviser or for which
OFDI serves as the principal underwriter.

      "Personal Account" means any account owned by, or in which a Beneficial
Interest is owned, in the name of an OFI Employee or Access Person or any account in which an Employee or Access Person has any direct or indirect
Beneficial Interest.

      "Portfolio Manager" means an Access Person who has direct
responsibility and authority to make investment decisions affecting a particular Advisory Client.

      "Private Placement" means an offering that is exempt from registration pursuant to Section 4(2) or Section 4(6) of the 1933 Act or pursuant to rules
504, 505 or 506 under the 1933 Act.

      "Security" means generally any investment, instrument, asset or holding in which an Advisory Client invests, or may consider investing.

      Among other things, a "Security" includes any note, stock, treasury stock, security future, financial futures contract or option thereon, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security," or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase any of the foregoing.  References to a
"Security" in the Code shall include any warrant for, option in, or security or other instrument immediately convertible into or whose value is derived from that "Security" and any instrument or right which is equivalent to that
"Security."

      The term "Security" specifically includes any shares issued by an investment company including exchange-traded funds (or ETFs), but for purposes of this Code, the term "Security" excludes shares issued by money market funds that comply with Rule 2a-7 under the 1940 Act.

      "Security Held or to Be Acquired" by an Advisory Client means any
Security that, within the most recent 15 days (i) is or has been held by the
Advisory Client or (ii) is being considered by the Advisory Client or its investment adviser for purchase by the Advisory Client.  A "Security Held or to Be Acquired" also includes any option to purchase or sell, and any security convertible into or exchangeable for, a Security.

      A security is "Being Considered for Purchase or Sale" from the time an order is given by or on behalf of the Portfolio Manager to the order room of an Advisory Client until the time all orders with respect to that security are completed or withdrawn.

      "Sub-Adviser" means an investment adviser that acts as an investment sub-adviser to a portfolio advised by OFI and is not affiliated with OFI.

5.    All Employees--Restrictions on Outside Business Activities

      No Employee may serve as a director, trustee, officer, owner or partner of any other business organization, with or without compensation, without prior written approval of the General Counsel of OFI or his or her designee.
An Employee may serve without compensation as a director, trustee, officer or representative of a non-profit organization (e.g., school board, hospital, professional or social organization) with the prior approval of the
Employee's department manager.  In addition to obtaining the prior approval of the Employee's manager, the Employee must promptly report such position to the Code Administrator for a determination of whether the position poses a conflict of interest with OFI or the Employee's duties to OFI.  Each Employee shall be required to provide the Code Administrator a report of all such activities no less than annually. (See also the section titled "Conflicts of
Interests" in the Code of Conduct.)

6.    All Employees--Restrictions on Gifts from Business Associates

      All Employees are subject to OFI's separate Gift Policy which is considered an integral part of this Code.  In general, no Employee may accept gifts or anything else of more than a nominal amount in value (not exceeding
$100 per individual on an annual basis) from any person or entity that does business with or on behalf of OFI or an Advisory Client.  (See also the Gift
Policy for additional guidelines and information.)

7.    All Employees--Investments in Oppenheimer Funds.
      Any Employee who holds shares of Oppenheimer Funds must hold those shares in an account identified as an "OFI 401(k) account," "OFI Retirement account," "OFI Deferred Compensation account" or "OFI Employees Account."
Notwithstanding the sentence above, an Employee with a Personal Account with
A.G. Edwards may hold shares of the Centennial money market funds if selected as the Employee's "sweep account" option for those specific accounts.

      Any Employee who holds shares of Oppenheimer Funds in other types of accounts must arrange to transfer those holdings into one of the accounts described above.  Notwithstanding this requirement, an Employee who holds shares in Oppenheimer Funds in a retirement account or other qualified retirement account with another employer that cannot be transferred to one of the accounts identified above (or in an A.G. Edwards account as discussed above) is not required to transfer those shares to one of the accounts identified above provided the Employee provides a written explanation to the
Code Administrator describing the circumstances that prevent him or her from transferring the shares.

      OFI's policy is to prevent disruptive short-term trading in the
Oppenheimer Funds.  Accordingly, when purchasing, exchanging, or redeeming shares of Oppenheimer Funds, all Employees must comply in all respects with the policies and standards set forth in the funds' prospectuses, including specifically the restrictions on market timing activities, exchanges and redemption policies.

      Any Employee who redeems shares of an Oppenheimer Fund purchased within the preceding 30 days (a "short-term trade") must report that short-term trade to the Code Administrator no more than two business days after the redemption.  The Employee may be required to relinquish any profit made on a short-term trade and will be subject to disciplinary action if the Employee fails to report the short-term trade or the Code Administrator determines that the short-term trade was detrimental to the interests of the Oppenheimer
Fund or its shareholders.  For purposes of this paragraph, a redemption includes a redemption by any means, including an exchange from the Fund.

      This policy does not cover purchases,  redemptions or exchanges (i) into or from money market funds,  or (ii) effected on a regular  periodic  basis by automated  means,  such  as  monthly  redemptions  to a  checking  or  savings account.

8.    All Employees and Access Persons--Requirements for Personal Accounts

      All Employees.  All Employees must obtain pre-approval before opening a  new Personal Account with a financial firm or institution (e.g., broker, dealer, adviser, bank, etc.).  All Employees may maintain Personal Accounts with the financial firm of their choice, provided the firm is able to provide copies of the Employees' account statements to the Code Administrator no less than annually and such statements are being provided.  However, the Code of
Ethics Oversight Committee reserves the right in its sole discretion to require Employees to maintain their Personal Accounts with firms designated by the Committee or to prohibit Employees from maintaining their Personal
Accounts with specified firms.

      Access Persons--Personal Trading Accounts.   All Access Persons must
obtain pre-approval before opening a  new Personal Account with a financial firm.  All Access Persons may maintain Personal Accounts with the financial firm of their choice, provided the firm is able to provide copies of the
Access Persons' account statements to the Code Administrator no less than quarterly and such statements are being provided.  However, the Code of
Ethics Oversight Committee reserves the right in its sole discretion to require such Access Persons to maintain their Personal Accounts with firms designated by the Committee or to prohibit Access Persons from maintaining their Personal Accounts with specified firms.

      The requirements of this section do not apply to Personal Accounts described in Section 7(a) in which Employees or Access Persons hold shares of an Oppenheimer Fund.

9.    Access Persons--Prohibited Transactions in Securities

      (Note:  Any profits realized on trades prohibited by this Section 9 shall be subject to disgorgement.)

      In addition to the prohibitions or restrictions imposed on all
Employees as set forth in the prior sections, an Access Person is further prohibited from:

      purchasing any Security in an Initial Public Offering or Private
Placement, without pre-approval from the Code Administrator.  If an Access
Person seeks pre-approval for the acquisition of a Security in a Private
Placement or an Initial Public Offering, the Access Person shall set forth in detail the rationale for the transaction.

      purchasing or selling any interest in a collective investment vehicle that is exempt from registration under the 1933 Act, including, but not limited to, hedge funds, private funds or similar investment limited partnerships, without pre-approval from the Code Administrator;

      selling a security short, except a short sale as a hedge against a long position in the same security if such short sale has been pre-approved by the
Code Administrator; and

      purchasing or selling in his or her Personal Account options or futures, other than options and futures related to broad-based indices, U.S.
Treasury securities, currencies and long portfolio positions in the same or a substantially similar security.

      Transactions Exempt from these Prohibitions.  The following transactions by Access Persons are exempt from the prohibitions of this
Section 9:

(i)   Purchases or sales of Securities made in a Personal Account over which an Access Person has no direct or indirect influence or control, such as Personal Accounts managed by a third party over which such Access
      Person has no investment discretion;

(ii)  Involuntary purchases or sales of Securities in a Personal Account, such as Securities received pursuant to a dividend reinvestment plan or a stock split or through a gift or bequest; or

(iii) Purchases of Securities in a Personal Account that result from the exercise of rights acquired from an issuer as part of a pro rata distribution to all holders of a class of Securities of such issuer and the sale of such rights.

      Length of Pre-Approvals.  Pre-approval remains in effect until the end of the next business day on which such pre-approval is granted or as otherwise specified by the Code Administrator.

10.   Investment Persons--Prohibited Transactions in Securities.

      Note:  Any profits realized on trades prohibited by this Section 10 shall be subject to disgorgement.

      (Note:  Every Investment Person also is an Access Person and remains subject to the prohibitions in the previous sections.)  Certain Access
Persons may have greater access to Advisory Clients' information and there is an increased risk that those Access Persons may benefit from or interfere with the purchase or sale of portfolio securities by Advisory Clients.
Accordingly, it is necessary to further categorize those persons as
"Investment Persons."   Therefore, in addition to the prohibitions or
restrictions imposed on all Employees and Access Persons as set forth in the prior sections, an Investment Person is subject to the following provisions:

      Each Investment Person must obtain pre-approval of all Securities transactions in his or her Personal Account, except the following:

(i)   Purchases or sales of Securities made in a Personal Account over which the Investment Person has no direct or indirect influence or control, such as Personal Accounts managed by a third party over which such
      Investment Person  has no investment discretion.

            Provided, however, that for purposes of this subsection, the
      Investment Person claiming to have no direct or indirect influence or control over such a Personal Account, must first provide a written explanation to the Code Administrator describing the circumstances of the Personal Account and reasons why the Investment Person believe he or she does not have direct or indirect influence or control (i.e., no investment discretion) over that Personal Account and that he or she does not provide any investment advice or suggestions with respect to the Personal Account.  The Code Administrator, however, reserves the right to require pre-approval of such a Personal Account.  (Note:  Any
      Personal Account covered by the provisions of this subsection remains subject to the reporting requirements in Section 11.)

(ii)  Shares of any open-end Oppenheimer Fund that the Investment Person does not serve in the capacity, or perform the functions that warrant him or her to be identified as an Investment Person;

(iii) Shares of any open-end, non-Oppenheimer fund.  Notwithstanding the prior sentence, pre-approval is required for transactions in: (a) an open-end investment company for which OFI serves as the investment sub-adviser and for whom the Investment Person serves in the capacity, or perform the functions, that warrant him or her to be identified as an Investment Person; and (b) exchange-traded funds (ETFs);

(iv)  Securities issued by the U.S. government, its agencies, instrumentalities and government-sponsored enterprises;

(v)   Bankers' acceptances, bank certificates of deposit, commercial paper, and short-term debt instruments (including repurchase agreements), provided such debt instruments have a maturity at the date of issuance of less than 366 days are and rated in one of the two highest rating categories by a nationally recognized statistical rating organization;

(vi)  Involuntary purchases or sales of Securities in a Personal Account, such as Securities received pursuant to a dividend reinvestment plan or a stock split or through a gift or bequest; or

(vii) Purchases of Securities in a Personal Account that result from the exercise of rights acquired from an issuer as part of a pro rata distribution to all holders of a class of Securities of such issuer and the sale of such rights; or

      No Investment Person may purchase or sell any Security for his or her
Personal Account within fifteen (15) calendar days before or fifteen (15)
calendar days after the same Security is purchased or sold by an Advisory
Client for whom the Investment Person serves in the capacity, or performs the functions, that warrant him or her to be identified as an Investment Person.
Provided however, the Code Administrator may exclude from this provision trades for an Advisory Client that are programmatic in nature and do not represent a substantive investment decision with respect to any particular
Security (e.g., a program trade to sell pro-rata portions of each Security in an Advisory Client's portfolio).  The Code Administrator shall maintain a record of such transactions.

      No Investment Person may purchase and sell, or sell and purchase, in his or her Personal Account any Security within any period of sixty (60)
calendar days, except:

(i)   the instruments listed in Section 10; or

(ii)  a Security sold at a loss, if the trade has been pre-approved by the
      Code Administrator.

      If an Investment Person obtains pre-approval pursuant to this Section
10 for a transaction in a Security, and a transaction in the same Security for an Advisory Client for which that Investment Person acts as an Investment
Person takes place within a period of fifteen (15) calendar days following the Investment Person's transaction, the Investment Person's transaction may be reviewed further by the Code of Ethics Oversight Committee to determine the appropriate action, if any.  For example, the Committee may recommend that the Investment Person be subject to a price adjustment to ensure that he or she did not receive a better price than the Advisory Client.

      No Investment Person may purchase any Security in an Initial Public
Offering or Private Placement, without pre-approval from the Code
Administrator.  If an Investment Person seeks pre-approval for the acquisition of a Security in a Private Placement or an Initial Public
Offering, the Investment Person shall set forth in detail the rationale for the transaction.

      Any Investment Person who has purchased a Security in a Private
Placement or an Initial Public Offering for his or her Personal Account must disclose that investment to the Code Administrator before he or she participates in the subsequent consideration of an investment in Securities of the same or a related issuer for an Advisory Client.  An independent review of the proposed investment by the Advisory Client shall be conducted by Investment Persons who do not have an interest in the issuer and by the
Code Administrator.

      Length of Pre-Approvals.  Pre-approval remains in effect until the end of the next business day on which such pre-approval is granted or as otherwise specified by the Code Administrator.

11.   Reporting Requirements

            (a)   All Employees.

            (i)   Each  Employee   shall  arrange  for  duplicate   copies  of
      confirmations of all transactions  and/or periodic account statements of all Personal Accounts to be sent directly to the Code Administrator.

            (ii)  Initial and Annual  Reports.  Each Employee  must  initially and on an  annual  basis  thereafter,  report  in  writing  to the  Code
      Administrator all holdings and all transactions in Securities  occurring in his or her Personal Account and any new Personal Account  established during  the most  recent  year (such  information  to be current as of a date no more  than  45  days  before  the  report  is  submitted).  Each initial and annual report must contain the following information:

o     Name(s) in which the Personal Account is registered and the date the
                  Personal Account was established;

o     Title and type of security, number of shares, principal amount, interest rate and maturity (as applicable) of each security held in the Personal Account;

o     Name of the broker, dealer or bank with which the Personal Account is maintained; and

o     The date the report is submitted.

            (b)   Access Persons

(i)   Each Access Person shall arrange for duplicate  copies of  confirmations of all transactions  and/or periodic account  statements of all Personal
      Accounts to be sent directly to the Code Administrator.

(ii)  Quarterly  Reports.  Each  Access  Person  must report in writing to the
      Code  Administrator,  within  30 days  after  the  end of each  calendar quarter,  all transactions in Securities occurring in the quarter in his or her Personal Account and any new Personal Account  established during the most recent  calendar  quarter.  If there were no such  transactions or new accounts, the report should state "None".

            An Access Person is deemed to be in compliance with these
reporting requirements if all the information required is contained in trade confirmations and/or periodic account statements previously provided to the
Code Administrator for the time period covered by the quarterly report.

      Each  quarterly  report must  contain  the  following  information  with respect to each reportable transaction:

o     Name(s) in which the Personal Account is registered and the date the
                  Personal Account was established;

o     Date and nature of the transaction (purchase, sale or any other type of acquisition or disposition);

o     Title and type of security, number of shares, principal amount, interest rate and maturity (if applicable) of each Security and the price at which the transaction was effected;

o     Name of the broker, dealer or bank with or through whom the Account was established or through which the transaction was effected;
                  and

o     The date the report is submitted.

(iii) Initial and Annual  Reports.  Each Access Persons shall,  within 10 days after  becoming  an Access  Person,  and at least  annually  thereafter, provide a written  holdings  report to the Code  Administrator  with the following  information  (such  information to be current as of a date no more than 45 days before the report is submitted):

o     Name(s) in which the Personal Account is registered and the date the
                  Personal Account was established;

o     Title and type of security, number of shares, principal amount, interest rate and maturity (as applicable) of each security held in the Personal Account;

o     Name of the broker, dealer or bank with which the Personal Account is maintained; and

o     The date the report is submitted.

      Reports submitted pursuant to this Code may contain a statement that the report is not to be construed as an admission that the Employee or Access
Person has or had any direct or indirect Beneficial Interest in any Security to which the report relates.

            (iv)  Securities Exempt from Quarterly Reporting Requirements.
      Holdings of and transactions in the types of Securities listed below are exempt from the quarterly reporting requirements of the Code, and duplicate copies of confirmations and periodic statements of Personal
      Accounts that contain only those types of Securities do not have to be reported to the Code Administrator on a quarterly basis.  Note:  This exception applies only to quarterly reports.  All Securities, including those listed below, must be reported on an annual basis.

            The following types of Securities do not have to be included in the quarterly reports to the Code Administrator:

(i)   Involuntary  purchases  or sales of  Securities  in a Personal  Account, such as Securities received pursuant to a dividend  reinvestment plan or a stock split or through a gift or bequest; or

(ii)  Purchases of Securities in a Personal Account that result from the exercise of rights acquired from an issuer as part of a pro rata distribution to all holders of a class of Securities of such issuer and the sale of such rights.

(iii) Securities issued by the U.S. government, its agencies, instrumentalities and government-sponsored enterprises;

(iv)  Bankers' acceptances, bank certificates of deposit, commercial paper, short-term debt instruments (including repurchase agreements) provided such debt instruments have a maturity at the date of issuance of less than 366 days and are rated in one of the two highest rating categories by a nationally recognized statistical rating organization; or

(v)   Shares of any open-end non-Oppenheimer fund. Notwithstanding the prior sentence, the following Securities must be included in quarterly reports:  an open-end investment company for which OFI serves as the investment sub-adviser and exchange-traded funds (ETFs).

12.   Certifications

      All Employees and Access Persons shall acknowledge that they have received the Code of Ethics and recognize that they are subject to its requirements.

      All Employees and Access Persons shall certify at least annually that they have read and understand the Code of Ethics, recognize that they are subject to its requirements and have complied with the requirements of the
Code of Ethics.

      All Employees and Access Persons shall certify annually that they have reported all transactions in and holdings of Securities in Personal Accounts required to be reported pursuant to the Code.

13.   Independent Directors

      An Independent Director (or any non-Independent Director who is not
otherwise an Employee of OFI or an Access Person) is required to report only those transactions in his or her Personal Account in a Security (excluding, for purposes of this subparagraph, open-end Oppenheimer Funds) that at the time such Director knew, or in the ordinary course of fulfilling his or her duties should have known, was purchased or sold or was Being Considered for
Purchase or Sale by an Advisory Client during the fifteen (15) calendar day period immediately before or after the date of the Independent Director's
transaction.   No report will be required for any quarter in which an
Independent Director has only exempt transactions to report.

      Sanctions for any violation of this Code of Ethics by an Independent
Director of an Oppenheimer Fund will be determined by a majority vote of other Independent Directors of such Fund.

14.   Penalties and Sanctions

      Any profits realized or losses avoided on trades prohibited by Sections
8-10 shall be subject to disgorgement.

      Any violation of this Code shall be subject to the imposition of such sanctions by the Code Administrator as the Code Administrator deems appropriate under the circumstances to achieve the purposes of this Code, provided, however, if the sanctions includes suspension or termination of employment , such suspension or termination must be approved by the Code of
Ethics Oversight Committee.

            Such sanctions may include, but will not necessarily be limited to, one or more of the following: a letter of censure; restitution of an amount equal to the difference between the price paid or received by the affected Advisory Client(s) and the more advantageous price paid or received by the offending person; the suspension or termination of personal trading privileges; or the suspension or termination of employment.

      OFI reserves the right to take any legal action it deems appropriate against any Employee who violates any provision of this Code and to hold
Employees liable for any and all damages (including, but not limited to, all costs and attorney fees) that OFI may incur as a direct or indirect result of any such Employee's violation of this Code or related law or regulation.

      Review Process.  An Employee may request review by the Code of Ethics
Oversight Committee of a decision or determination made by the Code
Administrator pursuant to this Code.  The Committee, in its sole discretion, may elect to consider or reject the request for review.

15.   Duties of the Code of Ethics Oversight Committee

         The Code of Ethics Oversight Committee is responsible for
establishing policies and procedures for the administration of the Code, considering and approving amendments to the Code, and reviewing and considering any decisions made by the Code Administrator upon request of an
Employee or involving suspension or termination of employment.   The
Committee may be assisted by counsel in fulfilling its duties if deemed appropriate.

16.   Duties of the Code Administrator

      The Code Administrator shall have the following responsibilities:

      Maintaining a current list of the names of all Access Persons and
Investment Persons with an appropriate description of their title or employment;

      Furnishing all Employees and Access Persons with a copy of this Code and initially and periodically informing them of their duties and obligations thereunder;

      Designating, as desired, appropriate personnel to review transaction and holdings reports submitted by Access Persons;

      Reviewing and considering pre-approval requests from Access Persons and
Investment Persons and setting forth in detail the rationale for any approvals granted to such Access Persons or Investment Persons;

      Maintaining or supervising the maintenance of all records required by this Code;

      Preparing listings of all transactions effected by any Access Person within fifteen (15) days of the date on which the same security was held, purchased or sold by an Advisory Client;

      Issuing any interpretation of this Code that may appear consistent with the objectives of this Code;

      Conducting such investigations, including scrutiny of the listings referred to in this Section 17(f) above, as shall reasonably be required to detect and report any apparent violations of this Code to the Code of Ethics
Oversight Committee and to the Directors of the affected Oppenheimer Funds;

      Submitting a quarterly report to the Board of Directors of each potentially affected Oppenheimer Fund of any violations of this Code and the sanction imposed as a result; any transactions suggesting the possibility of a violation; any interpretations issued by and any exemptions or waivers found appropriate by the Code Administrator; and any other significant information concerning the appropriateness of this Code.

      Submitting a written report at least annually to the Board of Directors of each Oppenheimer Fund that:

(i)   describes any issues arising under the Code since the last report to the Board, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations;

(ii)  summarizes existing procedures concerning personal investing and any changes in the procedures made during the previous year;

(iii) identifies any recommended changes in existing restrictions or procedures based upon experience under the Code, evolving industry practices or developments in applicable laws or regulations;

(iv)  reports with respect to the implementation of this Code through orientation and training programs and on-going reminders; and

(v)   certifies that the each Oppenheimer Fund, OFI, CAMC, any OFI subsidiary or directly-controlled affiliate (as applicable), and OFDI, as applicable, has adopted procedures reasonably necessary to prevent
      Access Persons from violating the Code.

17.   Recordkeeping

         The Code Administrator shall maintain and cause to be maintained in an easily accessible place, the following records:

      A copy of any Code adopted pursuant to Rule 17j-1 under the 1940 Act or
Rule 204A-1 under the Advisers Act which has been in effect during the most recent five (5) year period;

      A record of any violation of any such Code, and of any action taken as a result of such violation, within five (5) years from the end of the fiscal year of OFI in which such violation occurred;

      A copy of all written acknowledgements by Access Persons during the most recent five (5) year period;

      A copy of each report made by a Access Person, as well as trade confirmations and/or account statements that contain information not duplicated in such reports, within five (5) years from the end of the fiscal year of OFI in which such report is made or information is provided, the first two (2) years in an easily accessible place;

      A copy of each report made by the Code Administrator within five (5)
years from the end of the fiscal year of OFI in which such report is made or issued, the first two (2) years in an easily accessible place;

      A list, in an easily accessible place, of all persons who are, or within the most recent five (5) year period have been Access Persons or were required to make reports pursuant to Rules 17j-1 and 204A-1 and this Code or who are or were responsible for reviewing these reports; and

      A record of any decision, and the reasons supporting the decision, to permit an Access Person or Investment Person to acquire a Private Placement or Initial Public Offering security, for at least five (5) years after the end of the fiscal year in which permission was granted.

18.   Amendments

         OFI may amend this Code as necessary or appropriate to achieve the purposes of Rules 17j-1 and 204A-1.  Any material changes to this Code must be approved by the Board of Directors of each Oppenheimer Fund, including a majority of the Independent Directors, within six months after the change has been adopted by OFI.

Adopted by:

Oppenheimer Funds
OppenheimerFunds, Inc.
OppenheimerFunds Distributor, Inc.
Centennial Asset Management Corporation
Oppenheimer Real Asset Management, Inc.
OFI Institutional Asset Management, Inc.
HarbourView Asset Management Corporation
Trinity Investment Management, Inc.
OFI Private Investments, Inc.

(1)   As of the date of adoption of this Code, in addition to CAMC, the other subsidiaries and directly controlled affiliates of OFI (for purposes of this Code) include:  OFI Institutional Asset Management, Inc.;
      HarbourView Asset Management Corporation, Trinity Investment Management
      Corporation; OFI Private Investments, Inc., and Oppenheimer Real Asset
      Management, Inc.  Tremont Partners, Inc. is not subject to this Code.

(2)   For purposes of this Code, "federal securities laws" means the
      Securities Act of 1933, the Securities Exchange Act of 1934, the
      Sarbanes-Oxley Act of 2002, the 1940 Act, the Advisers Act, Title V of
      the Gramm-Leach-Bliley Act (privacy), any rules adopted by the
      Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury
      (anti-money laundering).